Company Contact:	Deborah Merrill
Chief Financial Officer
(864)232-5200 x 6620

Investor Relations Contact:	Sally Wallick, CFA
(404)806-1398
investor.relations@deltaapparel.com

Delta Apparel Reports Fiscal 2017 Fourth Quarter and Year-End Results
Full year earnings up 19% in challenging market conditions

GREENVILLE, SC - November 28, 2017 - Delta Apparel, Inc. (NYSE American: DLA), a leading provider of basic and branded apparel, headwear and related accessories, today announced financial results for the fourth quarter and fiscal year ended September 30, 2017.

Full Year Results
For the fiscal year ended September 30, 2017, net income increased to $10.5 million, or $1.33 per diluted share, compared with $9.0 million, or $1.12 per diluted share, in fiscal year 2016, a 19% increase. Net sales for the 2017 fiscal year were $385.1 million, compared to $425.2 million in the prior year. The divestiture of the Company’s Junkfood business during the year was largely responsible for the sales decline. Adjusting for the Junkfood divestiture, net sales were down 1.4% year-over-year primarily due to continued retail weakness, customer bankruptcies and severe weather-related market disruptions. Despite gross margin improvement in both the basics and branded segments, overall gross margins declined 100 basis points from a higher mix of basics sales during the year.

Quarterly Results
For the fourth quarter ended September 30, 2017, net income was $2.1 million, or $0.27 per diluted share, compared to $2.3 million, or $0.29 per diluted share, in the prior year quarter. Net sales during the quarter were $91.3 million, compared with $114.4 million in the prior year fourth quarter. The divestiture of Junkfood, which generated net sales of nearly $17 million in the prior year fourth quarter, principally drove the decline. Severe weather disruptions, along with the general impact of retail door closings in the market, also contributed to the lower sales in the quarter. Despite solid quarter-over-quarter margin growth in the Salt Life and Activewear businesses, overall gross margins were down to 18.2% from 20.9% in the prior year period, while SG&A as a percentage of sales improved to 16.3% from 17.7% in the 2016 fourth quarter, both primarily resulting from the divestiture of Junkfood.

Basics Segment Review
Basics segment net sales increased 1.1% year-over-year to $280.3 million due to strong growth in private label sales and solid gains in the ad-specialty and regional screen print channels, which were partially offset by continued softness in the retail licensing channel. Fourth quarter net sales in the basics segment were $69.6 million compared to $73.7 million in the prior year quarter. For the full year, revenue growth and higher gross margins led to operating income in the basics segment of $24.2 million, an 8.4% improvement from the prior year.

Activewear sales were up 1.3% year-over-year driven by record revenue in the FunTees private label business and continued strong growth in higher-margin fashion basics products. Art Gun began the 2017 fiscal year with a strong and well-executed holiday season and also finished nicely, with several previously delayed customer launches materializing in the fourth quarter. Despite these delayed launches as well as the operational disruptions caused by multiple hurricanes, Art Gun sales were down only 1% from the prior year. Art Gun’s momentum gains to close the year and its planned geographic expansion to enhance service levels through quicker delivery capabilities both point to solid growth opportunities for Art Gun’s digital print and fulfillment model, which supports the evolving trends shaping the future of retail.

Branded Segment Review
Branded segment net sales for the full year were $104.8 million, compared to $148.1 million in the prior year. Excluding Junkfood, net sales in the branded segment declined $8.5 million, a decrease of 8.7% year-over-year. Fourth quarter net sales in the branded segment were $21.7 million, compared with $40.7 million in the fiscal 2016 fourth quarter, with the Junkfood divestiture causing $17 million of the decline. Gross margins improved year-over-year in the branded segment and operating income was $3.9 million in fiscal year 2017, down from $7 million in the prior year due principally to the divestiture of Junkfood.

Product line enhancements and new retail doors carried Salt Life to another period of growth and expansion. Salt Life net sales increased by 6.3% for the year, including growth of 6.9% for the fourth quarter, despite the impacts of hurricanes in key markets. Salt Life’s eCommerce business grew nearly 40% year-over-year and achieved record revenue.

Sales in the Soffe business were down $7.9 million year-over-year primarily due to a loss of comparable sales in fiscal year 2017 associated with the bankruptcies of The Sports Authority and other customers. Soffe continued to build new relationships with strategic and independent sporting goods retailers and e-retailers throughout the year and expects its military programs and unique made-in-the-USA production capability to provide a strong foundation for future growth. Soffe’s B2C eCommerce business had a strong showing for the year, with 21% sales growth over the prior year.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented, “Fiscal 2017 was a busy year for Delta Apparel. The year began with Hurricane Matthew and ended with Hurricanes Harvey and Irma, all three of which disrupted some of our key markets. In the months between, the retail sector and consumer demand remained weak, resulting in less apparel retail doors in the market. While our net sales reflected the impacts of those events and the Junkfood divestiture, our margins held strong and we ended the year with a 19% increase in earnings.

“Delta Apparel’s ability to navigate challenging market conditions is the product of several factors, one of which is our efforts to rationalize our business and focus our resources on areas with higher growth and earnings potential. The sale of the Junkfood business resulted from those efforts. While that transaction reduced our revenue for the year, it enabled us to lower our debt, fund additional share repurchases and improve our investment and acquisition flexibility.

Our resilience also stems from our diversified distribution channels and our proactive measures to reduce fixed costs, realign our manufacturing operations and focus on our omni-channel marketing efforts to reach our end consumers. The benefits of our manufacturing realignment are apparent in our profitability for the year and we actually exceeded our incremental cost-reduction goals for that initiative. We expect the bottom line effects of the realignment to become more visible as our manufacturing output increases.

“Salt Life again turned in strong operating performance and continues its growth trajectory. Its branded stores in California are growing and we expect our new stores in Daytona Beach, Florida and Columbus, Georgia to further serve as valuable consumer touch-points. Salt Life continues to broaden its consumer reach through the expansion of its social media and team ambassador programs, which provide a platform of over eight million “followers” through which it can amplify its lifestyle brand message.

“All in all, it was a good year for Delta Apparel and we expect the major initiatives we completed to benefit us in fiscal year 2018 and beyond. Although the retail environment is likely to remain challenging, we believe we are off to a good start as we move into our new fiscal year.”

Conference Call
The Company will hold a conference call with senior management to discuss its financial results today at 4:30 p.m. ET. The Company invites you to join the call by dialing 866-548-4713. If calling from outside the United States, please dial 323-794-2093. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through December 28, 2017. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 9805545.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel, headwear and related accessories.  The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military.   The Company’s products are made available direct-to-consumer on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com, and www.deltaapparel.com.  The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements that involve risks and uncertainties.  Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices, the general U.S. and international economic conditions, the competitive conditions in the apparel industry, restrictions on our ability to borrow capital or service our indebtedness, deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers, our ability to predict or react to changing consumer preferences or trends, our ability to successfully open and operate new retail stores in a timely and cost-effective manner, pricing pressures and the implementation of cost reduction strategies, changes in economic, political or social stability at our offshore locations, disruptions at our manufacturing and other facilities, our ability to attract and retain key management, the effect of unseasonable or significant weather conditions on purchases of our products, and other factors set forth in the "Risk Factors" contained in our Annual Reports on Form 10-K filed with the Securities and Exchange Commission.  Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Sep 30, 2017	Oct 1, 2016	Sep 30, 2017	Oct 1, 2016

Net Sales	$91,327	$114,366	$385,082	$425,249
Cost of Goods Sold	74,663	90,458	304,360	331,750
Gross Profit	16,664	23,908	80,722	93,499

Selling, General and Administrative	14,884	20,258	67,408	76,578
Restructuring Costs	—	78	—	1,741
Change in Fair Value of Contingent Consideration	(300)	—	(900)	(600)
Gain on Sale of Business	—	—	(1,295)	—
Other Income, Net	(257)	(375)	(670)	(552)
Operating Income	2,337	3,947	16,179	16,332

Interest Expense	1,143	1,277	5,011	5,287

Income Before (Benefit From) Provision For Income Taxes	1,194	2,670	11,168	11,045

(Benefit From) Provision For Income Taxes	(905)	365	657	2,081

Net Income	$2,099	$2,305	$10,511	$8,964

Weighted Average Shares Outstanding
Basic	7,387	7,695	7,531	7,726
Diluted	7,713	8,004	7,882	7,979

Net Income per Common Share
Basic	$0.28	$0.30	$1.40	$1.16
Diluted	$0.27	$0.29	$1.33	$1.12

		Sep 30, 2017	Oct 1, 2016

Current Assets
Cash		$572	$397
Receivables, Net		47,557	63,609
Income Tax Receivable		352	86
Inventories, Net		174,551	164,247
Note Receivable		2,016	—
Prepaids and Other Assets		2,646	4,145
Total Current Assets		227,694	232,484

Noncurrent Assets
Property, Plant & Equipment, Net	42,706	43,503
Goodwill and Other Intangibles, Net	36,068	57,651
Deferred Income Taxes	5,002	5,246
Other Noncurrent Assets	6,332	5,768
Total Noncurrent Assets	90,108	112,168

Total Assets	$317,802	$344,652

Current Liabilities
Accounts Payable and Accrued Expenses	$64,887	$73,101
Current Portion of Long-Term Debt	7,548	9,192
Total Current Liabilities	72,435	82,293

Noncurrent Liabilities
Long-Term Debt	85,306	106,603
Other Noncurrent Liabilities	4,174	3,741
Total Noncurrent Liabilities	89,480	110,344

Shareholders' Equity	155,887	152,015

Total Liabilities and Shareholders' Equity	$317,802	$344,652